Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement on Form S-3 (Nos. 333-206396, 333-227019, 333-227022) and Form S-8 (No. 333-230802) of our report dated March 27, 2020, with respect to the financial statements of Daré Bioscience, Inc. and Subsidiaries as of and for each of the years in the two year period ended December 31, 2019 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), included in this annual report on Form 10-K of Daré Bioscience, Inc. and Subsidiaries for the years ended December 31, 2019 and 2018.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
March 27, 2020